Exhibit 10.3

CONSENT AND AGREEMENT IN CONNECTION WITH AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

THIS CONSENT AND AGREEMENT IN CONNECTION WITH AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT, dated as of September 10, 2008 (this “Consent”), is entered into by and among GGRC Corp. (as “Seller”), Georgia Gulf Corporation (“Georgia Gulf”), Royal Mouldings Limited (“Royal Mouldings”), and Georgia Gulf Chemicals and Vinyls, LLC (individually and together with Georgia Gulf and Royal Mouldings, the “Servicers,” and the Servicers, together with Seller, the “Seller Parties”), Variable Funding Capital Company LLC (as successor in interest to Variable Funding Capital Corporation (successor in interest to Blue Ridge Asset Funding Corporation)), (“VFCC”), Victory Receivables Corporation (“Victory” and as a purchaser, a “Purchaser,” and together with VFCC, the “Purchasers”), Wachovia Bank, National Association (individually and as a purchaser agent for the VFCC Purchaser Group, the “VFCC Purchaser Agent,” and as administrative agent, the “Administrative Agent”) and The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch (f/k/a The Bank of Tokyo-Mitsubishi, Ltd., New York Branch) (individually and as purchaser agent for the Victory Purchaser Group, the “Victory Purchaser Agent,” and together with the VFCC Purchaser Agent and the Administrative Agent, the “Agents”).  Capitalized terms used and not otherwise defined herein are used as defined in the Agreement (as defined below).

WHEREAS, the Seller Parties, the Purchasers and the Agents have entered into that certain Amended and Restated Receivables Purchase Agreement, dated as of November 12, 2004 (as the same may be amended, restated or otherwise modified from time to time, the “Agreement”);

WHEREAS, the Servicers have entered into that certain Fourth Amendment to Credit Agreement, dated as of the date hereof (the “Credit Agreement Amendment,” a copy of which is attached hereto as Exhibit 1), which has the effect of amending certain defined terms in the Credit Agreement (the “Definition Amendments”), which terms are used in certain defined terms from the Credit Agreement that have been incorporated by reference into the Agreement, and the Servicers have requested that the Agents, and the Agents have agreed, to consent to the Definition Amendments;

NOW THEREFORE, in consideration of the premises and the other mutual covenants contained herein, the parties agree as follows:

SECTION 1.  Consent to Definition Amendments.

Each of the Agents and the Purchasers hereby consents to the amendments made in the Credit Agreement Amendment to any of the defined terms from the Credit Agreement that are used in the definitions of “Consolidated EBITDA,” “Interest Coverage Ratio,” “Interest Coverage Ratio Trigger Level,” “Leverage Ratio” and “Leverage Ratio Trigger Level.”

Accordingly, from and after the date hereof, such terms will be defined as set forth on Annex A hereto.

SECTION 2.  Representations and Warranties.

As of the date hereof, each Seller Party hereby (i) reaffirms all representations and warranties made by it in the Agreement (as amended hereby) and agrees that all such covenants, representations and warranties shall be deemed to have been restated as of the Effective Date of this Consent (except with respect to any representation or warranty that by its terms is made as of a specific date, in which case, each such representation or warranty shall be true and correct as of such specified date) and (ii) represents and warrants to each Purchaser and each Agent that no Pledge Default has occurred and is continuing and that neither the Credit Agreement nor the Collateral Agreement has been amended or modified in a manner that would cause a breach of any representation, warranty or covenant by either such Seller Party under the Agreement or any other Transaction Document (after giving effect to the terms of this Consent). Each Seller Party each further represents and warrants, as to itself, to each Purchaser and each Agent that: (i) the execution and delivery by it of this Consent are within its corporate or limited liability company powers, have been duly authorized by all necessary corporate or limited liability company action, will not violate any requirement of law applicable to it or any of its contractual obligations and will not result in, or require, the creation or imposition of any Lien on any of its properties, (ii) no authorization or approval or other action by, and no notice or filing with, any Governmental Authority is required, and which has not been obtained or made, for the due execution, delivery and performance by it of this Consent, (iii) this Consent is its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity and (iv) it is in compliance with all applicable requirements of law where the failure to be in compliance is reasonably likely to have a Material Adverse Effect. The representations and warranties set forth above shall survive the execution of this Consent.

SECTION 3.  Effectiveness and Effect.

This Consent shall become effective as of the date (the “Effective Date”) on which the Administrative Agent shall have received:  (a) counterparts of this Consent, duly executed by each of the parties hereto, and (b) counterparts of a Fourth Amended and Restated Fee Letter, duly executed by each of  the Agents, the Purchasers and the Seller Parties.  Each of the Agents, the Purchasers and the Seller Parties agree that this Consent has complied with Section 14.1 of the Agreement.

SECTION 4.  Reference to and Effect on the Agreement and the Related Documents.

Upon the effectiveness of this Consent, each reference in the Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import shall mean and be, and any references to the Agreement in any other document, instrument or agreement executed and/or delivered in connection with the Agreement shall mean and be, a reference to the Agreement as amended hereby.

SECTION 5.  Governing Law.

THIS CONSENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF) OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

SECTION 6.  Severability.

Each provision of this Consent shall be severable from every other provision of this Consent for the purpose of determining the legal enforceability of any provision hereof, and the unenforceability of one or more provisions of this Consent in one jurisdiction shall not have the effect of rendering such provision or provisions unenforceable in any other jurisdiction.

SECTION 7.  Counterparts.

This Consent may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.  To the maximum extent permitted by applicable law, a signed counterpart of this Consent delivered by facsimile or as a pdf or other image file attached to an electronic mail message shall have the same force and effect as an originally executed counterpart.

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IN WITNESS WHEREOF, each of the parties hereto have caused this Consent to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

GGRC CORP.

By:	/s/ Joel I. Beerman
Name: Joel I. Beerman
Title: Vice President

GEORGIA GULF CORPORATION

By:	/s/ Joel I. Beerman
Name: Joel I. Beerman
Title: Vice President

GEORGIA GULF CHEMICALS AND VINYLS, LLC

By:	/s/ Joel I. Beerman
Name: Joel I. Beerman
Title: Vice President

ROYAL MOULDINGS LIMITED

By:	/s/ Joel I. Beerman
Name: Joel I. Beerman
Title: Vice President

VARIABLE FUNDING CAPITAL COMPANY LLC

BY: WACHOVIA CAPITAL MARKETS, LLC, AS ATTORNEY-IN-FACT

By:	/s/ Haojin Wu
Name: Haojin Wu
Title: Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION, as Purchase Agent for the VFCC Group and as Administrative Agent

By:	/s/ William P. Rutkowski
Name: William P. Rutkowski
Title: Vice President

VICTORY RECEIVABLES CORPORATION

By:	/s/ Louise E. Colby
Name: Louise E. Colby
Title: Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
NEW YORK BRANCH, as Purchaser Agent for the Victory Group

By:	/s/ Aditya Reddy
Name: Aditya Reddy
Title: Vice President

ANNEX A
TO
CONSENT AND AGREEMENT IN CONNECTION WITH AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

As used in the Agreement:

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease (as defined in the Credit Agreement)of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation (as defined in the Credit Agreement), the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease and (c) in respect of any Securitization Transaction (as defined in the Credit Agreement) of any Person, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, determined by the Domestic Administrative Agent (as defined in the Credit Agreement)in its reasonable judgment.

“Consolidated Cash Interest Charges” means, for any period, for Georgia Gulf and its Subsidiaries on a consolidated basis, the excess of (a) the sum of (i) the interest expense (including imputed interest expense under Capital Leases (as defined in the Credit Agreement)) for such period, in accordance with GAAP, plus (ii) the implied interest component of Synthetic Leases (as defined in the Credit Agreement) with respect to such period, plus (iii) any interest accrued during such period in respect of Indebtedness that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP, plus (iv) any cash payments (other than fees and expenses paid in connection with the closing under this Agreement and any premiums paid in connection with the redemption of the Series D Notes and Medium Term Notes (as each is defined in the Credit Agreement)) made during such period in respect of obligations referred to in clause (b)(ii) below that were amortized or accrued in a previous period, minus (b) the sum of (i) to the extent included in such consolidated interest expense for such period, noncash amounts attributable to amortization of financing costs paid in a previous period, plus (ii) to the extent included in such consolidated interest expense for such period, noncash amounts attributable to amortization of debt discounts or accrued interest payable in kind for such period. For purposes of this definition, “interest” shall include yield, discount or other similar financing costs pursuant to any Securitization Transaction. Notwithstanding the foregoing, for purposes of calculating the Consolidated Interest Coverage Ratio (a) as of the fiscal quarter ending December 31, 2006, Consolidated Cash Interest Charges for the four fiscal quarter period ending December 31, 2006 shall be calculated as Consolidated Cash Interest Charges for the fiscal quarter period ending December 31, 2006 multiplied by four, (b) as of the fiscal quarter ending March 31, 2007, Consolidated Cash Interest Charges for the four fiscal quarter period ending March 31, 2007 shall be calculated as Consolidated Cash Interest Charges for the two fiscal quarter period ending March 31, 2007 multiplied by two and (c) as of the fiscal quarter period ending June 30, 2007, Consolidated Cash Interest Charges for the four fiscal quarter period ending June 30, 2007 shall be calculated as Consolidated Cash Interest Charges for the three fiscal quarter period ending June 30, 2007 multiplied by 4/3.

“Consolidated EBITDA” means, for any period, for Georgia Gulf and its Subsidiaries on a consolidated basis, the sum of (a) Consolidated Net Income for such period, plus (b) to the extent deducted in determining such Consolidated Net Income for such period, the aggregate amount of (i) interest expense, (ii) income tax expense, (iii) depreciation and amortization (including without limitation amortization of debt issuance costs), (iv) non-cash charges (including any non-cash charges resulting from purchase accounting adjustment entries associated with the Royal Acquisition (as defined in the Credit Agreement) in an aggregate amount not to exceed $17,999,000 for the fiscal quarter ending December 31, 2006 and in an aggregate amount not to exceed $2,101,000 for the fiscal quarter ending March 31, 2007) which do not represent a cash item in such period or any future period, (v) for the fiscal quarter ending December 31, 2006 only, forward contract losses during such period related to the forward contracts purchased by Georgia Gulf to protect against fluctuations in the US$/CAN$ exchange rate in an aggregate amount not to exceed $4,997,000, and (vi) for the fiscal quarters ended September 30, 2008 and December 31, 2008 only, cash restructuring charges and expenses in an aggregate amount not to exceed $12,000,000. For purposes of this definition, “interest” shall include yield, discount or other similar financing costs pursuant to any Securitization Transaction; provided that Consolidated EBITDA for the fiscal quarter periods ending March 31, 2006, June 30, 2006 and September 30, 2006 shall be deemed to equal the amounts set forth on Schedule 1.01(a) to the Credit Agreement opposite each such fiscal quarter period

“Consolidated Funded Indebtedness” means Funded Indebtedness of Georgia Gulf and its Subsidiaries on a consolidated basis determined in accordance with GAAP.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four prior fiscal quarters ending on such date to (b) Consolidated Cash Interest Charges for such period, each as determined on a consolidated basis in accordance with GAAP..

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended.

“Consolidated Net Income” means, for any period, for Georgia Gulf and its Subsidiaries on a consolidated basis, the net income of Georgia Gulf and its Subsidiaries for that period (exclusive of, without duplication, (x) the effect of (1) any extraordinary gain, (2) any extraordinary non-cash loss, (3) for any fiscal quarter period ending prior to the Closing Date, any extraordinary loss paid in cash during such period and (4) for fiscal quarter ending December 31, 2006, any extraordinary loss during such period but only to the extent similar types of charges or losses were added back to Consolidated EBITDA for the fiscal quarters ending March 31, 2006, June 30, 2006 and September 30, 2006 pursuant to the proviso in the definition of Consolidated EBITDA, each in accordance with GAAP and (y) the income of any Person (other than Georgia Gulf) in which any other Person (other than Georgia Gulf or any Subsidiary or any director holding qualifying shares in compliance with applicable law) owns an Equity Interest, except to the extent of the amount of dividends or other distributions actually paid to Georgia Gulf or any Subsidiary during such period), determined on a consolidated basis in accordance with GAAP for such period.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Funded Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:  (a) all obligations for borrowed money, whether current or long-term (including the “Obligations” as defined in the Credit Agreement) and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all purchase money Indebtedness; (c) the principal portion of all obligations under conditional sale or other title retention agreements relating to property purchased by Georgia Gulf or any Subsidiary (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business); (d) all obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties and similar instruments (other than obligations arising under surety bonds and standby letters of credit that support performance obligations); (e) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 60 days after the date on which such trade account payable was created); (f) the Attributable Indebtedness of Capital Leases and Synthetic Leases (as defined in the Credit Agreement); (g) the Attributable Indebtedness of Securitization Transactions; (h) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (i) all Funded Indebtedness of others secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; (j) all Guarantees with respect to Funded Indebtedness of the types specified in clauses (a) through (i) above of another Person; and (k) all Funded Indebtedness of the types referred to in clauses (a) through (j) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, except to the extent that Funded Indebtedness is expressly made non-recourse to such Person.  For purposes hereof, the amount of any direct obligation arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments shall be the maximum remaining amount available to be drawn thereunder.

“GAAP” means, solely for purposes of this Annex A and the definitions herein contained, generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Georgia Gulf” means Georgia Gulf Corporation, a Delaware corporation.

“Governmental Authority” means, solely for purposes of this Annex A and the definitions herein contained,  the government of the United States, Canada or any other nation, or of any political subdivision thereof, whether state, provincial, municipal or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, solely for purposes of this Annex A and the definitions herein contained,  as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of  the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Indebtedness” means, solely for purposes of this Annex A and the definitions herein contained, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:  (a) all Funded Indebtedness; (b) net obligations of such Person under any Swap Contract (as defined in the Credit Agreement); (c) all Guarantees of such Person with respect to outstanding Indebtedness of the types specified in clauses (a) and (b) above; and (d) all Indebtedness of the types referred to in clauses (a) through (c) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value (as defined in the Credit Agreement) thereof as of such date.

“Interest Coverage Ratio” means the Consolidated Interest Coverage Ratio.

“Interest Coverage Ratio Trigger Level” means, for any quarter of determination, the ratio set forth in the table below opposite such quarter:

Fiscal Quarter Ending	Consolidated Interest Coverage Ratio
March 31, 2007	1.50:1.0
June 30, 2007	1.50:1.0
September 30, 2007	1.50:1.0
December 31, 2007	1.75:1.0
March 31, 2008	1.75:1.0
June 30, 2008	2.00:1.0
September 30, 2008	1.70:1.0
December 31, 2008	1.50:1.0
March 31, 2009	1.45:1.0
June 30, 2009	2.50:1.0
September 30, 2009	2.75:1.0
December 31, 2009 and thereafter	3.00:1.0

“Leverage Ratio” means the Consolidated Leverage Ratio.

“Leverage Ratio Trigger Level” means, for any quarter of determination, the ratio set forth in the table below opposite such quarter:

Fiscal Quarter Ending	Consolidated Leverage Ratio
March 31, 2007	6.50:1.0
June 30, 2007	8.50:1.0
September 30, 2007	8.25:1.0
December 31, 2007	7.00:1.0
March 31, 2008	6.25:1.0
June 30, 2008	6.25:1.0
September 30, 2008	7.20:1.0
December 31, 2008	7.75:1.0
March 31, 2009	8.00:1.0
June 30, 2009	4.25:1.0
September 30, 2009	4.00:1.0
December 31, 2009	3.75:1.0
March 31, 2010 and thereafter	3.50:1.0

“Lien” means, solely for purposes of this Annex A and the definitions herein contained, any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

 “Subsidiary” of a Person means, solely for purposes of this Annex A and the definitions herein contained, a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Georgia Gulf.